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                                                                       Exhibit 5

                                 BAKER & BOTTS
                                    L.L.P.
                                ONE SHELL PLAZA
                                 910 LOUISIANA
                           HOUSTON, TEXAS 77002-4995

H-3113                                                              May 25, 1994

Houston Industries Incorporated
5 Post Oak Park
4400 Post Oak Parkway
Houston, Texas 77027

Gentlemen:

          As set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed by Houston Industries Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the sale from time to time pursuant to Rule 415 under the Act of up to 4,000,000 shares (the "Shares") of common stock, without par value, of the Company ("Common Stock") under the Company's Investor's Choice Plan (the "Plan"), a form of which has been filed as Exhibit 4.3 to the Registration Statement, certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in connection with the matter referred to above, we have examined the Company's Articles of Incorporation and Bylaws, each as in effect from time to time, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform with the original copies of such documents.

          On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.
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Houston Industries Incorporated           -2-                    May 25, 1994

          2. With respect to such of the Shares that are to be issued either as newly issued shares or as treasury shares by the Company, such Shares have been duly authorized; and when issued in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

          3. With respect to such of the Shares that are to be purchased in the open market on behalf of the Plan, such Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          For the purposes of determining that previously issued shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable as contemplated by the second and third numbered paragraphs of this opinion, (i) we have relied upon certificates of officers of the Company as to records of original issuances of Common Stock through April 30, 1994 and as to the number of then issued shares of Common Stock, (ii) as to the consideration received for such shares, we have relied on the audited financial statements of the Company and on certificates of officers of the Company as to the Company's actual receipt of such consideration, (iii) we have assumed that such shares were issued and sold in compliance with applicable federal and state securities laws, and in the manner stated in any applicable registration statement under the Act, and (iv) we have assumed that the certificates representing such previously issued shares have been delivered either in accordance with the applicable definitive purchase, underwriting or similar agreement or stock benefit plan or program approved by the Board of Directors of the Company or upon conversion, exchange or exercise of any other security of the Company, in accordance with the terms of such security or the instrument governing such security, providing for such conversion, exchange or exercise as approved by the Board of Directors.

          We are members of the Texas Bar and the opinions set forth above are limited in all respects to matters of Texas law and applicable federal law.

                              Very truly yours,

                              BAKER & BOTTS, L.L.P.